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                                                                  Exhibit No - 5
                                   (VSNL LOGO)
                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary

HQ/CS/CL.24B/10585
5 March 2004

      SUB.: INTIMATION OF THE PROCEEDINGS OF THE MEETING OF THE BOARD OF
            DIRECTORS HELD ON 4 MARCH 2004.

Sir,

      This is to inform you that in a meeting of the Board of Directors of VSNL held on 4 March 2004, the Board, subject to the decision becoming effective on receipt of affirmative confirmation of Government Directors in accordance with the Articles of Association of the Company, has based on the review of the useful lives and carrying values of certain fixed assets, approved a proposal to apply/utilise an amount of Rs.956.41 Crores out of the Securities Premium Account for carrying out the downward revision in their carrying value.

2. Having received the affirmative confirmation of the Government TELEPHONICALLY now, the decisions have become effective today on 5 March 2004.

3. The proposal is also subject to obtaining various approvals including approval from shareholders and the Bombay High Court.

4. It is also hereby informed that the Board at the same meeting has decided to hold an Extraordinary General Meeting of the shareholders on April 2, 2004, to seek their approval for the above.

            Thanking you,
                                                               Yours faithfully,
                                                For Videsh Sanchar Nigam Limited

                                                             Rishabh Nath Aditya

To : The addresses as per list attached

1)    Security Code 23624, The Stock Exchange, Mumbai. Fax No.(22) 2722061,
      2721072.

2)    The Secretary, Madras Stock Exchange Limited. Fax No.(44) 524 48 97.

3) Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, Fax No.(33)2202514/2283724.

4) Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited. Fax No.(11) 329 21 81.

5) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited. Fax Nos.: (22) 6598237/38.

6)    National Securities Depository Ltd. Fax Nos. : 497 29 93.

7)    Mr. Vijay Bhojwani, The Bank of New York. Fax No.204 49 42.

8)    Sharepro Services. Fax No. 2837 5646

9) Marc H. Iyeki,Director, New York Stock Exchange, Fax No: (212) 656-5071 /72 / Madhu Kannan, Managing Director, New York Stock Exchange, Fax No:
      (212) 265-2016

10) Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited. Fax : 2267 3199.

11)   Mr. Pavithra Kumar, for SEC filing requirements, Fax 1195